Exhibit 10.489

PROMISSORY NOTE

(“Note”)

$15,150,000.00	Winter Park, Florida
October 30, 2002

THE UNDERSIGNED, (“Maker”), promises to pay to the order of AMSOUTH BANK, a bank organized under the laws of Alabama, (“Payee”), whose mailing address is Post Office Box 588001, Orlando, Florida 32858, the principal sum of FIFTEEN MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($15,150,000.00), or so much thereof as may be advanced and outstanding from time to time, with interest on the unpaid principal from the date of each such advance at the following rate and payable in the following manner:

(a)           Definitions.  For the purposes of the determination of the payment terms to be applied to this Note, the following definitions shall apply:

i.              “Accelerated Maturity Date” shall mean April 30, 2003.

ii.             “Calculation Rate” shall mean assumed interest rate of the greater of (a) the then current interest rate applicable to this Note or (b) the yield on U.S. government securities adjusted to a constant maturity of ten (10) years as reported or made available by the Federal Reserve in the most recently released Statistical Release H.15 or as otherwise released or reported as of the Maturity Date plus two hundred (225) basis points (two and one-quarter percent (2.25%) per annum) or 2 (c) eight percent (8.00%) per annum.

iii.            “Debt Service Coverage Ratio” shall mean that ratio that actual rents to be received in accordance with signed and delivered lease agreements with tenants and lease agreements approved by the Lender less all operating expenses (including an appropriate capital reserve approved by the Lender and adequate accruals for real estate taxes and insurance) bears to the principal payments due pursuant to the terms of this Note together with interest thereon based on the Calculation Rate.

iv.            “Extended Maturity Date” shall mean April 30, 2005.

v.             “Extension Notice” shall mean a written notice delivered to Payee whereby Maker exercises its option to extend the Maturity Date in accordance with the terms and conditions of this Note.

vi.            “Extension Period” shall mean the period beginning with the Maturity Date and ending one day prior to the Extended Maturity Date.

vii.           “Loan Documents” shall mean this Note, the Mortgage securing this Note and all other loan documents as may be now or hereafter executed in connection therewith.

viii.          “Maturity Date” shall mean April 30, 2004.

ix.            “Payment Date” shall mean the 20th day of each month during the term of this Note.

x.             “Project” shall mean the property and improvements constructed thereon encumbered by the lien of the Mortgage securing this Note.

(b)           The interest rate shall be a variable rate equal to two hundred fifty (250) basis points (two and one-half percent (2.50%) per annum) in excess of the LIBOR Base Rate (the “Stated Rate”).  As used herein, the “LIBOR Base Rate” shall mean the average offered rate in the London interbank market for deposits in U.S. dollars for a one (1) month period (or if the reporting source utilized by Payee shall report the LIBOR Base Rate in daily rather than monthly increments, shall mean a thirty (30) day period) as published in the Wall Street Journal or such other comparable financial information reporting service used by the Payee at the time such rate is determined. The interest rate shall be adjusted prospectively on each Payment Date, as hereinafter defined, utilizing the LIBOR Base Rate on each such Payment Date.

(c)           Interest on this Note, as calculated above in paragraph (b), shall be payable monthly in arrears on each Payment Date during the term of this Note commencing with the first Payment Date following the date of this Note.

(d)           The entire unpaid principal balance, together with accrued interest, shall be due and payable on or before the Maturity Date.

(e)           Notwithstanding the terms of paragraph (d) above, unless Maker shall have satisfied each and every term and condition set forth in Section 7.8 of the Construction and Loan Agreement governing the Project of even date herewith executed by the Maker and the Payee, the Payee shall have the option, to be exercised or not exercised in Payee’s sole and absolute discretion, to declare the entire unpaid principal balance, together with accrued interest immediately due and payable at any time on or after the Accelerated Maturity Date.

(f)            Further notwithstanding the terms of paragraph (d) above the provided the Payee shall not have exercised its option set forth in paragraph (e) above, the Maker shall have the option to extend the term of this Note from the Maturity Date to the Extended Maturity Date provided that Maker shall have satisfied the following terms and conditions:

i.              Maker shall have delivered to Payee an Extension Notice requesting the extension of the Maturity Date (aa) not later than thirty (30) days prior to the Maturity Date and (bb) not earlier than sixty (60) days prior to the Maturity Date; and

ii.             Maker shall have paid to Payee an extension fee of one-quarter of one percent (.25%) of the outstanding disbursed and undisbursed principal balance of this Note.

iii.            At the time of delivery of the Extension Notice there is no outstanding uncured event of default in this Note or any of the Loan Documents; and

iv.            With the exception of interest reserve, Maker is eligible for the final advance of funds pursuant to the Loan Documents; and

v.             There exists no unsatisfied claim of lien in connection with the Project; and

vi.            The Project is projected to maintain a Debt Service Coverage Ratio of no less than 1.25:1.00 for the twelve (12) month period following the Maturity Date as determined by Payee in Payee’s sole discretion.

vii.           Payee has been provided and has approved the updated financial statements of Robert M. Renfro, Mary Renfro and Ernest C. Euler, current as of no more than sixty (60) days prior to the Maturity Date and demonstrating no adverse change to the financial condition of such individuals.

Provided that Maker shall have timely and properly delivered the Extension Notice and the foregoing terms and conditions are satisfied, then during the Extension Period, interest on this Note and principal shall be paid in accordance with the following paragraphs (g), (h) and (i):

(g)           Interest on this Note, as calculated above in paragraph (b), shall be continue to be payable monthly in arrears on each Payment Date commencing with the Maturity Date.

(h)           Principal shall be paid in consecutive monthly installments of FIFTY THOUSAND FIVE HUNDRED and NO/100 DOLLARS ($50,500.00) on each Payment Date commencing with the Maturity Date.

(i)            The entire unpaid principal balance, together with accrued interest, shall be due and payable on or before the Extended Maturity Date.

Default Rate.  After the occurrence of an Event of Default, as hereinafter defined or after maturity, this Note and all sums due hereunder shall bear interest at the maximum allowable rate permitted by law (“Penalty Rate”) from the date of default or maturity until paid.

Interest Basis.  Interest shall be calculated on the basis of a three hundred sixty (360) day year for actual days elapsed.

Interest Parity.  This loan evidenced by this Note is being made pursuant to the rate provisions of Chapters 665 and 687 of the Florida Statutes.

Late Charge.  The Maker agrees to pay to Payee, on demand, a late charge equal to 5% of any installment that is not paid within 15 days after it is due and 5% of the interest portion of the payment due upon the final maturity date of this note if that payment is not paid within 15 days after it is due. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other right Payee may have, including, without limitation, the right to declare the entire unpaid principal and interest immediately due an payable.

Prepayment.  The Maker shall have the privilege of prepaying this Note in part or in full, without penalty, at any time, and any prepayment shall be applied to the installment or installments of principal last maturing. No partial prepayment shall excuse or defer Maker’s subsequent payment obligations.

Security.  This Note is secured by, among other things, a Mortgage (the “Mortgage”) upon real property (the “Property”) in Brevard County, Florida. This Note, the Mortgage and other loan documents as may be now or hereafter executed in connection therewith (“Loan Document(s)”) shall together evidence the debt and constitute the security for the Note.

Application of Payments.  All payments made on the indebtedness evidenced by this Note shall be applied first to repayment of monies paid or advanced by Payee on behalf of the Maker in accordance with the terms of the Loan Documents, and thereafter shall be applied to payment of accrued interest, and lastly to payments of principal in the inverse order of their maturity. No partial prepayment of principal will have the effect of postponing, satisfying, reducing or otherwise affecting any scheduled installment before this Note is paid in full.

Place and Manner of Payment.  All payments of interest and principal are payable in lawful money of the United States of America in cash or immediately available funds, at the Payee’s office at which the payment is made, or at such other place as the Payee may designate in writing. At its option, the Payee may elect to give the Maker credit for any payment made by check or other instrument in accordance with the Payee’s availability schedule in effect from time to time for such items and instruments, which the Payee will make available to the Maker on request.

Events of Default.  Maker shall be in default in this Note upon the occurrence of any of the following events, circumstances or conditions (each an “Event of Default”):

(a)           Maker’s failure to make any payment of any sum due hereunder on or before the due date thereof without further notice or demand, or to make any other payment due, in accordance with its terms, by the Maker to the Payee under any other promissory note or under any security agreement or other written obligation of any kind now existing or hereinafter created.

(b)           The existence of a default or breach of any of the terms of this Note or any other Loan Document that is not cured within any applicable grace and/or cure period without further notice or demand.

Remedies after Default.  At the option of Payee, all or any part of the principal and accrued interest on the Note, and all other obligations of the Maker to the Payee shall become immediately due and payable without additional notice or demand, upon the occurrence of an Event of Default or at any time thereafter. Payee may exercise all rights and remedies provided by law, equity, this Note or any other Loan Document or any other obligation of the Maker to the Payee. All rights and remedies as set forth in the Loan Documents are cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of Payee, and may be exercised as often as occasion therefore shall arise. Such remedies are not exclusive, and Payee is entitled to all remedies provided at law or equity, whether or not expressly set forth therein. No act, or omission or commission or waiver of Payee, including specifically any failure to exercise any right, remedy or recourse, shall be effective unless set forth in a written document executed by Payee and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to any subsequent event, nor shall any single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, remedy or recourse. No notice to or demand on any party liable for the payment of this Note in any case shall entitle any such party to any other or further notice or demand in the same, similar or other circumstances.

Right of Set-off.  Neither the Maker, any co-signer, endorser, surety nor guarantor shall have any right of set-off against the Payee under this Note or under any Loan Document executed in connection with the loan evidenced by this Note. In addition to the remedies provided for herein, the Maker, each co-signer, endorser, surety or guarantor grants to the Payee a security interest in any funds or other assets from time to time on deposit with or in possession of the Payee, and the Payee may, at any time set-off the indebtedness evidenced by this Note against any such funds or other assets, including but not limited to, all money owed by Payee to Maker, each co-signer, endorser, surety or guarantor whether or not due. Maker, each co-signer, endorser, surety or guarantor acknowledge and agree that Payee may exercise its right of set-off to pay all or any part of the outstanding principal balance and accrued interest owed on this Note or on any other obligation of the Maker to the Payee against any obligation Payee may have, now or hereafter, to pay money to Maker, each co-signer, endorser, surety or guarantor. This right of set-off includes, but is not limited to, the following:

(a)           Any deposit, account balance, securities account balance or certificate of deposit balance Maker has with Payee whether special, general, time, savings, checking or NOW account; and

(b)           Any money owing to Maker on an item presented to Payee or in Payee’s possession for collection or exchange; and

(c)           Any repurchase agreement or any other non-deposit obligation or any credit in favor of Maker.

If any such money is also owned by some other person who has not agreed to pay this Note (such as another depositor on a joint account), Payee’s right of set-off will extend to the amount which could be withdrawn or paid directly to Maker on Maker’s request, endorsement or instruction alone. In addition, (where Maker may obtain payment from Payee only with the endorsement or consent of someone who has not agreed to pay this Note), Payee’s right of set-off will extend to Maker’s interest in the obligation. Payee’s right of set-off will not apply to any account if it clearly appears that Maker’s rights in the account are solely as a fiduciary for another, such as security deposits that are property of others but held by Maker in an account appropriately identified, or to any account.

which by its nature and applicable law (for example an IRA or other tax deferred retirement account), must be exempt from the claims of creditors.  Maker hereby appoints Payee as its attorney-in-fact and authorizes Payee to redeem or obtain payment on any certificate of deposit in which Maker has an interest in order to exercise Payee’s right of set-off. Such authorization applies to any certificate of deposit even if not matured. Maker further authorizes Payee to assess and withhold any early withdrawal penalty without liability against Payee in the event such penalty is applicable as a result of Payee’s set-off against a certificate of deposit prior to its maturity.

Payee’s right of set-off may be exercised upon an Event of Default:

(a)           Without prior demand or notice; and

(b)           Without regard to the existence or value of any collateral securing this Note; and

(c)           Without regard to the number or creditworthiness of any other persons who have agreed to pay this Note.

Payee will not be liable for dishonor of a check or other request for payment where there is insufficient funds in the account (or other obligation) to pay such request because of Payee’s exercise of its right of set-off. Maker agrees to indemnify and hold Payee harmless from any person’s claims, arising as the result of Payee’s right of set-off and the costs and expenses, including without limitation, attorneys’ fees.

The Maker understands that the Payee may from time to time enter into a participation agreement or agreements with one or more participants pursuant to which such participant or participants shall be given participations in the loan evidenced by this Note and that such participants may from time to time similarly grant to other participants sub-participations in the loan evidenced by this Note. The Maker agrees that any participant and any sub-participant may exercise any and all rights of banker’s lien or set-off, whether arising by operation of law or given to Payee by the provisions of this Note, with respect to the Maker as fully as if such participant or sub-participant had made the loan directly to the Maker. For the purposes of the paragraph only, the Maker shall be deemed to be directly obligated to each participant or sub-participant in the amount of its participating interest in the principal of, and the interest on, the loan evidenced by this Note.

Taxes.  All parties liable for the payment of this Note agree to pay all documentary stamp tax, nonrecurring intangible tax, and all interest and penalties, if any, on this Note and advances hereunder and on any instrument securing the foregoing or any guaranty thereof.

Collection Expenses.  All parties liable for the payment of the Note agree to pay the Payee all costs incurred by the Payee, whether or not an action be brought, in collecting the sums due under the Note, enforcing the performance and/or protecting its rights under the Loan Documents and in realizing on any of the security for the Note. Such costs and expenses shall include, but are not limited to, filing fees, costs of publication, deposition fees, stenographer fees, witness fees and other court and related costs. Sums advanced by the Payee for the payment of collection costs and expenses shall accrue interest at the Penalty Rate, from the time they are advanced or paid by the Payee, and shall be due and payable upon payment by Payee without notice or demand and shall be secured by the lien of the Mortgage.

Attorneys’ Fees.  All parties liable for the payment of the Note agree to pay the Payee reasonable attorneys’ fees incurred by the Payee, whether or not an action be brought, in collecting the sums due under the Note, enforcing the performance and/or protecting its rights under the Loan Documents and in realizing on any of the security for the Note. Such reasonable attorneys’ fees shall include, but not be limited to, fees for attorneys, paralegals, legal assistants, and expenses incurred in any and all judicial, bankruptcy, reorganization, administrative, receivership, or other proceedings effecting creditor’s rights and involving a claim under the Note or any Loan Document, which such proceedings may arise before or after entry of a final judgment. Such fees shall be paid regardless whether suit is brought and shall include all fees incurred by Payee at all trial and appellate levels including bankruptcy court. Sums advanced by the Payee for the payment of attorneys’ fees shall accrue interest at the Penalty Rate, from the time they are advanced by the Payee, and shall be due and payable upon payment by Payee without notice or demand and shall be secured by the lien of the Mortgage.

Waiver and Consent.  By the making, signing, endorsement or guaranty of this Note:

(a)           Maker and each co-signer, endorser, surety or guarantor waive demand, presentment, protest, notice of protest, notice of dishonor, suit against any party and all of the requirements necessary to hold any maker, co-signer, endorser, surety or guarantor liable;

(b)           Each co-signer, endorser, surety or guarantor consents to any renewals or extensions of time for payment on this Note;

(c)           Maker and each co-signer, endorser, surety or guarantor consents to Payee’s release of, agreement not sue, suspension of the right to enforce this instrument against and discharge or compromise of any obligation of any co-signer, endorser, surety or guarantor, all without notice to or further reservations of rights against any of such parties, and all without in any way affecting or releasing the liability of any of such parties;

(d)           Maker and each co-signer, endorser, surety or guarantor waive and consent to the release, substitution, impairment, exchange and other dealing in any manner with all or any portion of any collateral securing this Note and any right of set-off that may now or hereafter secure this Note, all without notice to or further reservations of rights against any of such parties, and all without in any way affecting or releasing the liability of any of such parties, even though such release, substitution, impairment, exchange or other dealing may in any manner and to any extent impair any such collateral, lien or right of set-off;

(e)           Each co-signer, endorser, surety or guarantor consents to any modification of the terms of this Note or any other Loan Document;

(f)            Maker and each co-signer, endorser, surety or guarantor consent to any and all sales, repurchases, participations and sub-participations of this Note to or by any person or entity in any amounts and waive notice of such sales, repurchases, participations and sub-participations of this Note;

(g)           Maker and each co-signer, endorser, surety or guarantor consent to Payee’s right of set-off as well as any participant’s or sub-participant’s right of set-off.

Usury Limitation.  The parties agree and intend to comply with the applicable usury law, and notwithstanding anything contained herein or in any of the Loan Documents, or other document related to the loan evidenced by this Note, the effective rate of interest to be paid on this Note (including all costs, charges and fees which are characterized as interest under applicable law) shall not exceed the maximum contract rate of interest permitted under applicable law, as it exists from time to time. Payee agrees not to knowingly collect or charge interest (whether denominated as fees, interest or other charges) which will render the interest rate hereunder usurious, and if any payment of interest or fees by Maker to Payee would render this Note usurious, Maker agrees to give Payee written notice of such fact with or in advance of such payment. If Payee should receive any payment which constitutes interest under applicable law in excess of the maximum lawful contract rate permitted under applicable law (whether denominated as interest, fees or other charges), the amount of interest received in excess of the maximum lawful rate shall automatically be applied to reduce the principal balance, regardless of how such sum is characterized or recorded by the parties.

Joint and Several.  The obligations of this Note shall be joint and several.

No Obligation to Extend.  On Maturity Date, or, if Maker shall have satisfied the conditions for extension of the term of this Note to the Extended Maturity Date, on Extended Maturity Date, Maker must repay the entire principal balance of this Note and unpaid interest then due. The Payee is under no obligation to refinance the Note at that time. Maker will therefore be required to make payment out of other assets Maker may own, or Maker will have to find a lender willing to lend the money at prevailing market rates, which may be considerably higher than the interest rate on this Note.

Disclaimer of Relationship.  The Maker and all co-signers, endorsers, sureties and guarantors, if any, to this obligation acknowledge that:

(a)           The relationship between the Payee, Maker and any co-signer, endorser, surety or guarantor is one of creditor and debtor and not one of partner or joint venturer;

(b)           There exists no confidential or fiduciary relationship between Payee and Maker and any co-signer, endorser, surety or guarantor imposing a duty of disclosure upon the Payee; and

(c)           The Maker and any co-signer, endorser, surety or guarantor have not relied on any representation of the Payee regarding the merits of the use of proceeds of the loan. Maker and any co-signer, endorser, surety or guarantor waive any and all claims and causes of action which exist now or may exist in the future arising out of any breach or alleged breach of a duty on the part of the Payee to disclose any facts material to this loan transaction and the use of the proceeds.

Choice of Law and Venue.  This Note shall be governed by the Laws of the State of Florida, and the United States of America, whichever the context may require or permit. The Maker and all guarantors, if any, to this obligation expressly agree that proper venue for any action which may be brought under this Note in addition to any other venue permitted by law shall be any county in which property encumbered by the Mortgage is located as well as Orange County, Florida. Should Payee institute any action under this Note, the Maker and all guarantors, if any, hereby submit themselves to the jurisdiction of any court sitting in Florida.

Severability.  If any provision of this Note shall be held unenforceable or void, then such provision shall be deemed severable from the remaining provisions and shall in no way affect the enforceability of the remaining provisions nor the validity of this Note.

Maker and Payee Defined.  The term “Maker” includes each and every person or entity signing this Note and any co-signers, guarantors, their successors and assigns; provided, however, that no party liable hereunder may assign or transfer his, her or its obligation hereunder without the written consent of the Payee. The term “Payee” shall include the Payee and any transferee and assignee of Payee or other holder of this Note.

Captions and Pronouns.  The captions and headings of the various sections of this Note are for convenience only, and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof. Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular, and the masculine, feminine and neuter shall be freely interchangeable.

Receipt of Copy.  By signing this Note, Maker acknowledges that it was read by Maker prior to execution and a copy was received by Maker.

Time of the Essence.  Time is of the essence with respect to each provision in this Note where a time or date for performance is stated. All time periods or dates for performance stated in this Note are material provisions of this Note.

Documentary Stamps.  Florida Documentary stamp tax as required by Chapter 201 of the Florida Statutes in the amount required by Florida law have been paid and are affixed to the original Mortgage and Security Agreement, of even date herewith, which secures this Note.

Waiver of Trial by Jury.  The Maker hereby, and the Payee by its acceptance of this Note, knowingly, voluntarily and intentionally waive the right either may have to a trial by jury in respect to any litigation arising out of, under, or in connection with this Note and all Loan Documents and other agreements executed or contemplated to be executed in connection herewith, or arising out of, under, or in connection with any course of conduct, course of dealing, statements (whether verbal or written) or action of either party, whether in connection with the making of the loan, collection of the loan, or otherwise. This provision is a material inducement for the Payee making the loan evidenced by this Note.

IN WITNESS WHEREOF, Maker has executed and delivered this instrument this day and year first above written.

WICKHAM & 95 CORP., a Florida corporation

By:	/s/ Ernie Euler
ERNIE EULER, President

LOT 90, L.L.C., a Florida limited liability company

By:	/s/ Ernest C. Euler
ERNEST C. EULER, Manager

LOT 91, L.L.C., a Florida limited liability company

By:	/s/ Ernest C. Euler
ERNEST C. EULER, Manager

STATE OF FLORIDA

COUNTY OF ORANGE

The foregoing instrument was acknowledged before me this 30th day of October, 2002, by ERNEST C. EULER a/k/a ERNIE EULER, as President of WICKHAM & 95 CORP., a Florida corporation on behalf of the corporation, as Manager of LOT 90, L.L.C., a Florida limited liability company, on behalf of the company and as Manager of LOT 91, L.L.C., a Florida limited liability company, on behalf of the company. He is personally known to me or has produced Florida's driver’s license as identification.

/s/ Gregory L. Holzhauer
FLORIDA DOCUMENTARY STAMPS REQUIRED TO BE PAID ON		Notary Public
THE INDEBTEDNESS EVIDENCED HEREBY HAVE BEEN PAID		Print Name:
AND AFFIXED TO THE ORIGINAL MORTGAGE		My Commission Expires:
DATED	10-30-02.

		[SEAL]	GREGORY L HOLZHAUER
MY COMMISSION # DC 839816
EXPIRES: August [ILLEGIBLE]
[ILLEGIBLE]

Borrower Name:	Wickham & 95 Corp.
Lot 90, L.L.C.
Lot 91, L.L.C.
Project Name:	Shoppes at Lake Andrew
Viera, Florida

ALLONGE

Attached to that certain Promissory Note dated October 30, 2002 from WICKHAM & 95 CORP., a Florida corporation, LOT 90, L.L.C., a Florida limited liability company and LOT 91, L.L.C., a Florida limited liability company to AMSOUTH BANK, a bank organized under the laws of Alabama, in the original stated principal amount of FIFTEEN MILLION ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($15,150,000.00).

Pay to the order of NATIONWIDE LIFE INSURANCE COMPANY, an Ohio corporation, without recourse.

Date: February 24, 2004

AMSOUTH BANK, a bank organized
under the laws of Alabama

By:	/s/ [ILLEGIBLE]

Name:	[ILLEGIBLE]

Its:	Vice President

(CORPORATE SEAL)